UNITED STATES

SECRUITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.___)

Filed by Registrant [X]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[   ] Definitive Proxy Statement

[X] Definitive Additional Materials

[   ] Soliciting Material Pursuant to Sec. 240.14a-12

LIBERTY ALL-STAR GROWTH FUND, INC.

(name of Registrant as Specified in its Charter)

ALPS FUND SERVICES, INC.

Attn:  Tane Tyler

1290 Broadway, Suite 1100

Denver, Colorado 80203

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[   ]  Fee computed on table below per Exchange Act Rules  14a-6(i)(1) and 0-11.

       1) Title of each class of securities to which transaction applies:

       2) Aggregate number of securities to which transaction applies:

       3) Per unit price or other underlying value of transaction computed pursuant to Exchange

Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

       4) Proposed maximum aggregate value of transaction:

       5) Total fee paid:

[   ]  Fee paid previously with preliminary materials.

[   ]  Check box if any part of the fee is offset as provided by Exchange  Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       1) Amount Previously Paid:

       2) Form, Schedule or Registration Statement No.:

        3) Filing Party:

        4) Date Filed:

Notice

DST Systems, Inc. (“DST”) has informed Liberty All-Star Growth Fund, Inc. and Liberty All-Star Equity Fund (the “Funds”) that, in connection with its proposed acquisition (the “Transaction”) of ALPS Holdings, Inc., the parent of ALPS Advisors, Inc., the Funds’ investment adviser, DST has entered into agreements (the “Standstill Agreements”) with each of Karpus Management, Inc. (d/b/a Karpus Investment Management) and Brinker Capital, Inc., for and on behalf of themselves and entities and accounts that either controls, or with respect to which either exercises voting discretion (the “Sellers”), to purchase shares of the Funds within thirty (30) days after the closing of the Transaction. The number of shares to be purchased will be based on a total aggregate purchase price of $15 million, allocated approximately 80% to Liberty All-Star Growth Fund, Inc. and 20% to Liberty All-Star Equity Fund or as the parties to such Standstill Agreements may otherwise agree in writing, and at a price per share equal to 98% of the net asset value, or NAV, per share of each Fund determined on the second business day preceding the date of purchase. The shares purchased by DST shall be held by West Side Investment Management, Inc., a Nevada corporation and a wholly owned subsidiary of DST. As part of the Standstill Agreements, the Sellers have agreed to vote or cause to be voted all shares of the Funds that the Sellers directly or indirectly have the power to vote or direct the vote of to be voted in favor of the new advisory agreements described in the Funds’ Proxy Statement filed with the Commission on August 19, 2011, to refrain from taking certain actions with respect to shares of the Funds or with respect to the management of the Funds for a period of five years, and, in the case of Karpus Management, Inc., to withdraw a previously-filed preliminary proxy statement opposing the new advisory agreements. Copies of the Standstill Agreements have been filed as exhibits to the Schedule 13D filed with the Securities and Exchange Commission by DST on September 29, 2011.